Exhibit 99.1

Noranda Aluminum Holding Corporation Announces Chief Financial Officer Rick Anderson to Retire

FRANKLIN, Tenn.--(BUSINESS WIRE)--Noranda Aluminum Holding Corporation announced today that Rick Anderson, Chief Financial Officer, intends to retire October 31, 2008, after a long and distinguished career with the company.

Mr. Anderson, age 59, was appointed Chief Financial Officer in 2001 and has been Chief Financial Officer of Noranda Aluminum Holding Corporation since May 2007. Prior to his current role, Mr. Anderson was Senior Vice President and Controller for Noranda, Inc., a Canadian mining and metals conglomerate; Senior Vice President of Finance for Noranda Minerals; Group Controller of Noranda Minerals’ Zinc Division; and Group Controller of Noranda Minerals’ Copper Division.

Kip Smith, Noranda’s President and Chief Executive Officer, said, “Rick has made a remarkable contribution to the company during his 38 year tenure with Noranda. We are grateful for the commitment to the success of the company that Rick has demonstrated and we wish him the very best.”

A search for Anderson’s successor will begin soon. Kyle Lorentzen, Noranda’s Chief Operating Officer, will serve as interim Chief Financial Officer during the search period.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The company has two businesses. The primary metals business, or upstream, produces approximately 259,000 metric tons of primary aluminum annually. The Rolled Products facilities, or downstream business, represent one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P.

CONTACT:
Noranda Aluminum Holding Corporation
Rick Anderson
Chief Financial Officer
615-771-5752
Rick.Anderson@noralinc.com
or
Debbie Howard
Manager of Investor Relations
615-771-5747
Debbie.Howard@noralinc.com